September 27, 2017

SRC Energy Inc. Provides a Production Update; Announces an Increase in the Company’s Borrowing Base under its Revolving Line of Credit and Completes the Second Closing of the Greeley Crescent Acquisition
DENVER, CO September 27, 2017 (Marketwired)—SRC Energy Inc. (NYSE MKT: SRCI) (“SRC” or the “Company”), an oil and natural gas exploration and production company focused in the Denver-Julesburg Basin, today provides a production update, announces an increase in the Company’s borrowing base and total commitments under its revolving line of credit and announces the completion of the second closing of the Greeley Crescent acquisition.
Production Update
The continued execution of SRC’s operational plan is expected to result in third quarter production volumes of approximately 40-41 thousand barrels of oil equivalent per day (“MBOE/D”), driven by 36 gross (32 net) wells that were turned to sales during the quarter. The Company’s estimated third quarter oil mix, on a 3-stream basis, is expected to be approximately 45%. Based on current production volumes and expected timing of fourth quarter 2017 completions, the Company now expects full-year production to be approximately 33-35 MBOE/D as compared to previously issued guidance of 32-34 MBOE/D.
Borrowing Base Redetermination
The Company's borrowing base and total commitments have been increased to $400 million under its revolving credit facility, increasing from $225 million and $210 million respectively. The increases are primarily a result of wells brought onto production through mid-year 2017. The Company currently has $150 million drawn on the facility.

September 27, 2017

Greeley Crescent 2nd Closing
The Company recently closed the second portion of the Greeley Crescent acquisition, which included the conveyance of mostly vertical wells which will be evaluated and, if appropriate, scheduled for plugging and abandonment operations. Production from these wells has an immaterial impact on the Company’s total production. Based on preliminary adjustments, $13.3 of the $18.2 million held in escrow for this closing was released back to SRC.
About SRC Energy Inc.
SRC Energy Inc. is a domestic oil and natural gas exploration and production company. SRC's core area of operations is in the Wattenberg Field of the Denver-Julesburg Basin. The Company's corporate offices are located in Denver, Colorado. More company news and information about SRC is available at www.srcenergy.com.
Important Cautions Regarding Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely", “guidance” or similar expressions indicates a forward-looking statement. Forward-looking statements herein include statements regarding expected third quarter and full-year 2017 production and third quarter commodity mix. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the Company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All

September 27, 2017

forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the Company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the Company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the Company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the Company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the Company's ability to identify, finance and integrate any future acquisitions; the volatility of the Company's stock price; and the other factors described in the “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, all of which are incorporated by reference in this release.
Company Contact:
John Richardson (Investor Relations Manager)
SRC Energy Inc.
Tel 720-616-4308
E-mail: jrichardson@srcenergy.com